Exhibit f.4

FINAL FORM

VALUATION ADMINISTRATION AGREEMENT

This VALUATION ADMINISTRATION AGREEMENT, dated as of the date set forth in Schedule A to the Loan Agreement referred to below (this “Agreement”), is entered into by and among THE BORROWER IDENTIFIED ON THE SIGNATURE PAGES HEREOF (the “Borrower”), and THE BANK OF NEW YORK MELLON, a New York state chartered bank (in its capacity as valuation agent under this agreement, the “Valuation Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, The United States Department of the Treasury, as lender (in such capacity, the “Lender”), and The Bank of New York Mellon, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) have entered into a Loan Agreement (as the same may be amended, extended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) dated as of the date set forth in Schedule A to the Loan Agreement, pursuant to which, among other things, the Lender has agreed to make Loans to the Borrower;

WHEREAS, the Borrower, the Lender, the Administrative Agent and the Collateral Agent have entered into a Guarantee and Security Agreement (the “Guarantee and Security Agreement”) dated as of the date set forth in Schedule A to the Loan Agreement, pursuant to which the Collateral is pledged to secure the Loans and the other Secured Obligations;

WHEREAS, the Borrower wishes to engage the Valuation Agent to perform on behalf of the Borrower (and on behalf of the other Loan Parties) and for the benefit of the Lender certain administrative duties of the Borrower with respect to the Collateral pursuant to the Loan Agreement and the Guarantee and Security Agreement; and

WHEREAS, the Valuation Agent is prepared to provide the administrative services as specified herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Unless otherwise defined herein, terms defined in the Loan Agreement or in the Guarantee and Security Agreement, as applicable, and used herein (including terms used in the preamble and the recitals hereto) shall have the meanings given to them in the Loan Agreement or in the Guarantee and Security Agreement, as applicable.

(b) The “Interpretation” provisions set forth in Section 1.02 of the Loan Agreement shall apply to this Agreement, including terms defined in the preamble and the recitals hereto.

(c) In addition, as used herein, the following terms shall have the meaning specified below:

“Indemnified Liabilities” shall have the meaning set forth in Section 4(b).

“Indemnitee” shall have the meaning set forth in Section 4(b).

“Market Value” shall mean, as of any date of determination,

(a) with respect to each Eligible Asset, the value of such Eligible Asset as determined by the Valuation Agent as of the applicable Measurement Date and delivered to the Borrower and the Agents, in each case in accordance with the Valuation Process;

(b) with respect to each Temporary Investment (other than Cash), the value of such Temporary Investment as determined by the Valuation Agent as of the applicable Measurement Date and delivered to the Borrower and the Agents, in each case in accordance with the Valuation Process; and

(c) with respect to any Cash in the Custodial Account or the Interest Reserve Account, 100% of its par amount.

“Records” shall have the meaning set forth in Section 20.

“Valuation Process” shall mean the Valuation Process for Determining Market Value of Portfolio Investments, substantially in the form of Exhibit A.

2. Powers and Duties of the Valuation Agent and the Borrower.

(a) The Borrower hereby appoints The Bank of New York Mellon as its agent to perform the services set forth herein to be performed by the Valuation Agent and The Bank of New York Mellon hereby accepts such appointment and shall act in the capacity of valuation agent until its resignation or removal or the termination of this Agreement pursuant to Section 7. The Valuation Agent shall value the Collateral on an ongoing basis in accordance with the provisions set forth in the Valuation Process, including consulting with any Vendors, Brokers and the Mark to Model Valuation Provider. The Valuation Agent does not, and shall not be deemed to, assume the obligations of the Borrower under the Loan Agreement.

(b) The Valuation Agent shall provide the Borrower with certain other information set forth in the fee letter between the Valuation Agent and the Borrower (the “Fee Letter”) as required to be provided by it in order to assist the Borrower or its designee in the preparation of such other reports, instructions, schedules, statements, certificates and other data that is required by the Loan Agreement and the other Loan Documents and that is reasonably requested in writing by the Borrower, the Administrative Agent or the Collateral Agent and agreed to by the Valuation Agent.

(c) The Valuation Agent shall provide the daily and month-end Market Value of each Portfolio Investment in accordance with the Valuation Process.

(d) The Valuation Agent shall provide the accounting firm of the Borrower (which shall be an internationally recognized accounting firm reasonably acceptable to the Lender) with certain available or readily obtainable necessary information required by such accounting firm in connection with the preparation of financial statements required by Sections 6.01(a) and (b) of the Loan Agreement.

(e) The Valuation Agent shall keep accurate books and records and take any steps reasonably related or reasonably requested by the Borrower, the Administrative Agent, the Collateral Agent or the Collateral Administrator in connection with its performance of the obligations set forth in Section 2(b) though (d) above.

The Valuation Agent shall deliver any reports or other information that it is required to prepare pursuant to this Section 2 in accordance with the notice provisions of Section 11.

Nothing contained in this Agreement shall prohibit the Valuation Agent or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any Person.

3. Compensation. The Valuation Agent will perform its duties and provide the services called for hereunder in exchange for compensation and expense reimbursement set forth in the Fee Letter. The payment obligations to the Valuation Agent pursuant to this Section 3 accrued prior to the termination of this Agreement and the resignation or removal of the Valuation Agent shall survive the termination of this Agreement and the resignation or removal of the Valuation Agent. For the avoidance of doubt, all amounts payable under this Section 3 shall be payable only as Borrower Administrative Expenses in accordance with the order specified in the Priority of Payments as set forth in Section 2.07 of the Loan Agreement.

4. Limitation of Responsibility of the Valuation Agent.

(a) Notwithstanding any provision contained herein or in any other document or instrument to the contrary, neither the Valuation Agent nor any of its Related Parties shall be liable, except as otherwise provided herein as between the Valuation Agent and the Borrower, in all other respects, for any action taken or not taken by it (or them) under or in connection with this Agreement, except for the Valuation Agent’s (or their) own negligence, bad faith, willful misconduct or fraudulent action. For the avoidance of doubt, any action taken by the Valuation Agent or any of its Related Parties in compliance with this Agreement or the other Loan Documents shall not constitute negligence, bad faith, willful misconduct or fraudulent action.

(b) The Borrower agrees to pay, indemnify, and hold the Valuation Agent and each of its Related Parties (each, an “Indemnitee”) harmless and defend them from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including the reasonable fees and disbursements of legal counsel) or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, but excluding income taxes (all the foregoing non-excluded items, collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the negligence, bad faith, willful misconduct or fraudulent action of any Indemnitee or any of its Related Parties. The Borrower may, in its sole discretion, and at its expense, control the defense of the claim including, without limitation, designating counsel for the Indemnitees (which counsel shall be reasonably satisfactory to the Indemnitees) and controlling all negotiations, litigation, arbitration, settlements, compromises and appeals of any claim; provided that (i) the Borrower may not agree to any settlement involving any Indemnitee that contains any element other than the payment of money and complete indemnification of the Indemnitee without the prior written consent of the affected Indemnitee and (ii) the Borrower shall engage and pay the reasonable expenses of separate counsel for the Indemnitee to the extent that the interests of the Indemnitee are in conflict with those of the Borrower. The Borrower shall be responsible to pay the reasonable fees of such separate legal counsel if such a conflict exists. All amounts due under this Section 4(b) shall be payable as Borrower Administrative Expenses in accordance with Section 2.07 of the Loan Agreement and any request for payment under this Section 4(b) must be received by the Borrower, the Agents and the Collateral Administrator no later than the last Business Day of each month in connection with payments to be made on the next succeeding Loan Payment Date.

(c) The indemnity provided to the Valuation Agent in this Section 4 shall survive any termination of this Agreement, including any termination under any bankruptcy law or the resignation or removal of the Valuation Agent hereunder.

(d) To the extent permitted by applicable law, no party shall assert, and each hereby waives, and no party shall have any indemnity obligation with respect to, any claim against any other party, on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, or the transactions contemplated hereby.

(e) The Valuation Agent shall not be liable for the title, validity, sufficiency, value, genuineness or transferability of any Collateral.

(f) The Valuation Agent may rely on any notice, direction, instruction, instrument, document, resolution, officer’s certificate, opinion of counsel, certificate of auditors or any other certificate, statement, opinion, report, request, consent, order, appraisal, bond or other paper reasonably believed by it or them in good faith to be genuine and to have been signed or presented by the proper party or parties (and need not investigate any fact or matter stated in any such notice, direction, instruction, instrument, document, resolution, officer’s certificate, opinion of counsel, certificate of auditors or any other certificate, statement, opinion, report, request, consent, order, appraisal, bond or other paper), and the Valuation Agent shall be entitled to presume the genuineness, legal capacity and due authority of any signature appearing thereon.

(g) The Valuation Agent shall not be deemed to have notice of any fact or matter unless and until (i) such fact or matter actually becomes known to the Valuation Agent, (ii) notice thereof referencing this Agreement in writing is received by the Valuation Agent at its notice address provided for in Section 11 or (iii) notice is provided to the Valuation Agent pursuant to the Valuation Process.

(h) The duties and obligations of the Valuation Agent shall be determined by the express provisions of this Agreement and the Valuation Process, the Valuation Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and the Valuation Process, and no obligations shall be read into this Agreement or the Valuation Process against the Valuation Agent.

(i) The right of the Valuation Agent to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Valuation Agent shall not be liable for the omission to perform any such act.

(j) The Valuation Agent may, with respect to questions of law relating specifically to the Custodial Account and Interest Reserve Account, apply for and obtain the advice and opinion of counsel, and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such reasonable advice or opinion.

(k) The Valuation Agent may execute ministerial and ancillary duties through third party ministerial or ancillary service providers, including but not limited to, software vendors; provided that upon request by the Borrower, the Valuation Agent shall to the extent permitted by applicable law, sue such ministerial or ancillary service provider or otherwise enforce its rights against such service provider (provided that the Valuation Agent shall be indemnified by the Borrower for any costs or expenses in connection with such action) and collect, on behalf of the Borrower, any proceeds or damages awarded in respect of any related judgment against such service provider, less any costs and expenses owing to the Valuation Agent. The Valuation Agent shall have no monitoring responsibility with respect to such persons and shall not be responsible for any misconduct or negligence on the part of any such persons appointed by the Valuation Agent with due care. Notwithstanding anything to the contrary contained herein, the Valuation Agent shall be responsible for adhering to the Valuation Process and for ensuring that pricing information is obtained from Vendors, Brokers, the Mark to Model Valuation Provider and other sources, as appropriate, in accordance with the Valuation Process.

(l) The Valuation Agent shall have no liability with respect to any valuation made in accordance with the Valuation Process regardless of whether such valuation is significantly greater or less than other possible valuations and shall have no duty to obtain pricing information from any Person other than Vendors, Brokers and the Mark to Model Valuation Provider in accordance with the Valuation Process.

(m) No Vendor or Broker is an agent of the Valuation Agent in its capacity as such. The Valuation Agent, in its capacity as such, shall have no liability for any marked prices submitted by a Vendor or Broker or for any actions, inactions, information provided by or determinations made by any such Vendor or Broker, it being understood that such actions, inactions, information or determinations made by any such Vendor or Broker do not relieve the Valuation Agent from its obligations to perform its duties as specified in this Agreement and the Valuation Process, such as providing, requesting, receiving and transmitting information from or to such Vendors or Brokers referred to therein.

(n) The Valuation Agent hereby represents that it has engaged the Mark to Model Valuation Provider with due care and the parties hereto acknowledge that the Valuation Agent has engaged the services of the Mark to Model Valuation Provider to perform the services set forth in Part II, Step 2-Monthly Market Price Determination, Clause 3 in the Valuation Process. The Valuation Agent shall have no liability for any Mark to Model Market Price (as defined in the Valuation Process) provided by the Mark to Model Valuation Provider or the methodology used by the Mark to Model Valuation Provider in obtaining such Mark to Model Market Price, except to the extent that a Responsible Officer of the Valuation Agent has actual knowledge that, in the determination of such Mark to Model Market Price, the Mark to Model Valuation Provider was acting in a manner that would constitute negligence, willful misconduct, bad faith or reckless disregard of the Valuation Agent’s obligations under this Agreement.

(o) To the extent required by any third party data or pricing provider, any provision of third party data or pricing to the Borrower is subject to the Borrower being a party to an agreement with such third party provider, or with the Valuation Agent for the benefit of such third party provider, containing terms and conditions acceptable to such third party provider.

5. No Joint Venture. Nothing contained in this Agreement (a) shall constitute the Valuation Agent and the Borrower as members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (b) shall be construed to impose any liability as such on any of them or (c) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other.

6. Term. This Agreement shall continue in effect so long as the Loan Agreement remains in effect with respect to the Loans, unless this Agreement has been previously terminated in accordance with Section 7 hereof.

7. Termination. This Agreement shall continue in full force and effect until it has been terminated in accordance with this Section 7. The Valuation Agent may resign as Valuation Agent, or the Borrower (with the prior consent of the Lender) may, in its sole discretion, remove the Valuation Agent, with sixty (60) days’ (in the case of the Valuation Agent resigning) or thirty (30) days’ (in the case of the removal of the Valuation Agent) prior written notice to each other party hereto; provided that no termination of this Agreement shall be effective until the Borrower shall have appointed a successor Valuation Agent that has been approved by the Lender in its sole discretion. If the Borrower shall fail to appoint a successor Valuation Agent within ninety (90) days after notice of resignation from the Valuation Agent, then the Valuation Agent may petition any court of competent jurisdiction for the appointment of a successor Valuation Agent. The indemnity provided to the resigning Valuation Agent under Section 4 shall survive its resignation under this Agreement with respect to any Indemnified Liabilities to the extent incurred or arising, or relating to events occurring, before such termination.

8. Representations and Warranties.

(a) The Borrower hereby represents and warrants to the Valuation Agent as follows:

(i)	The Borrower (A) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (B) has all requisite organizational power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals could not be reasonably expected to have a Material Adverse Effect, (C) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify could not be reasonably expected to have a Material Adverse Effect, (D) is in compliance with (to the extent such law, guidance or regulation is applicable pursuant to its terms to the Borrower) (1) Section 111 of EESA, as implemented by any guidance or regulations issued by UST thereunder, including 31 CFR 30 and (2) EAWA, as implemented by any guidance or regulation issued by UST thereunder and (E) is in compliance in all material respects with all Requirements of Law.

(ii)	The Borrower has all necessary organizational power, authority and legal right to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by the Borrower of this Agreement has been duly authorized by all necessary organizational action on its part. This Agreement has been duly and validly executed and delivered by the Borrower and constitutes, or when executed and delivered, will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to the Bankruptcy Exceptions.

(iii)	No consent, approval or authorization of, registration or filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except (A) consents, approvals, authorizations, filings, registrations, and notices that have been or will be obtained or made, each of which is in full force and effect and (B) the filings and recordings in respect of the Liens created pursuant to the Security Documents.

(iv)	Neither the execution and delivery of this Agreement by the Borrower nor the performance by the Borrower of its obligations set forth in this Agreement will (A) conflict with or result in a breach of (1) the charter, articles of organization, by laws, partnership agreement (including the Partnership Agreement), operating agreement or similar organizational document of the Borrower or (2) any Requirement of Law, (B) constitute a default under any material Contractual Obligation with respect to which the Borrower is a party, or (C) except for the Liens created pursuant to the Security Documents, result in the creation or imposition of any Lien upon any Property of the Borrower, pursuant to the terms of any such material Contractual Obligation.

(b) The Valuation Agent hereby represents and warrants to the Borrower as follows:

(i)	The Valuation Agent (A) is a New York state chartered bank duly organized and validly existing under the laws of the State of New York, (B) has all requisite organizational power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, (C) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary and (D) is in compliance in all material respects with all Requirements of Law.

(ii)	The Valuation Agent has all necessary organizational power, authority and legal right to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by the Valuation Agent of this Agreement has been duly authorized by all necessary organizational action on its part. This Agreement has been duly and validly executed and delivered by the Valuation Agent and constitutes, or when executed and delivered, will constitute, a legal, valid and binding obligation of the Valuation Agent, enforceable against the Valuation Agent in accordance with its terms, subject to the Bankruptcy Exceptions.

(iii)	No consent, approval or authorization of, registration or filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

(iv)	Neither the execution and delivery of this Agreement, nor the performance of the obligations set forth in this Agreement will (A) conflict with or result in a breach of (1) the charter, articles of organization, by laws, partnership agreement, operating agreement or similar organizational document of the Valuation Agent or (2) any Requirement of Law, (B) constitute a default under any material Contractual Obligation to which the Valuation Agent is a party, or (C) result in the creation or imposition of any Lien upon any Property of the Valuation Agent or, pursuant to the terms of any such material Contractual Obligation.

9. Amendments. This Agreement may not be amended, changed, modified or terminated (except as otherwise expressly provided herein) except in a writing signed by the Borrower, the Valuation Agent, the Agents and the Lender.

10. Governing Law. THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, FEDERAL LAW AND NOT THE LAW OF ANY STATE OR LOCALITY. TO THE EXTENT THAT A COURT LOOKS TO THE LAWS OF ANY STATE TO DETERMINE OR DEFINE THE FEDERAL LAW, IT IS THE INTENTION OF THE PARTIES HERETO THAT SUCH COURT SHALL LOOK ONLY TO THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAWS.

11. Notices.

(a) All notices, reports, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) sent by certified or registered mail, return receipt requested, (ii) sent by overnight mail or courier, (iii) posted on the Borrower’s intranet website in accordance with Section 11(b), or (iv) delivered by hand, in each case, if to the Agents, at the Agents’ address, as set forth on Schedule A to the Loan Agreement, if to the Custodian, at the Custodian’s address, as set forth on Schedule A to the Loan Agreement, if to the Collateral Administrator, at the Collateral Administrator’s address, as set forth on Schedule A to the Loan Agreement, if to the Valuation Agent, at the Valuation Agent’s address, as set forth on Schedule A to the Loan Agreement, if to the Borrower, to the Borrower’s address, as set forth on Schedule A to the Loan Agreement, if to any other Person party hereto at the address such Person shall have last designated by notice to each other party hereto and if to the Lender, at the Lender’s address, as set forth on Schedule A to the Loan Agreement; provided that the Lender may only receive notices, reports, requests, demands and other communications hereunder pursuant to clauses (i) through (iii). Any notice, report, request, demand and other communication will be deemed received (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight mail or courier, when actually received, (iii) if posted on the Borrower’s intranet website in accordance with Section 11(b), on the day an e-mail is sent to the Lender at the email address of the Lender set forth on Schedule A to the Loan Agreement instructing it that a notice has been posted; provided that if such e-mail is sent after 5:00 p.m. (Washington, D.C. time) or on a day that is not a Business Day, such notice shall be deemed received on the next succeeding Business Day and (iv) if delivered by hand, when actually received.

(b) The Borrower may, in its discretion, provide any notice, report, request, demand, consent or other communication to the Lender by posting such notice on the Borrower’s intranet website and sending an e-mail to the Lender at the email address of the Lender set forth on Schedule A to the Loan Agreement notifying it of such posting.

12. SUBMISSION TO JURISDICTION; WAIVERS. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF EITHER THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE U.S. COURT OF FEDERAL CLAIMS;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED (I) IF TO PARTIES OTHER THAN THE LENDER, BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 11 OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED AND (II) IF TO THE LENDER, ONLY IN THE MANNER PRESCRIBED FOR SERVING PROCESS ON AN AGENCY OF THE U.S. FEDERAL GOVERNMENT UNDER THE FEDERAL RULES OF CIVIL PROCEDURE; AND

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY REQUIREMENTS OF LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

14. Successors and Assigns.

(a) This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties hereto. Except as set forth in Section 4(k) and (n), the Valuation Agent may not assign or delegate its rights and obligations hereunder without the prior written consent of the Borrower and the Lender, except that the Valuation Agent may delegate to, employ as agent, or otherwise cause any duty or obligation hereunder to be performed by, any Affiliate of the Valuation Agent or its successors without such consent; provided that the Valuation Agent or any successor thereto shall be responsible for and be or become liable for (i) any actions taken or inactions omitted to be taken, in either case, by any such Affiliates and (ii) the execution and performance of any such duties to the same extent as if any such duties had not been delegated.

(b) Notwithstanding the provisions of Section 14(a), any Person into which the Valuation Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Valuation Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Valuation Agent, shall be the successor of the Valuation Agent hereunder and shall be bound by the provisions hereof, without the execution or filing of any paper or any further act on the part of any of the parties hereto and without the written consent of any other party hereto.

15. Counterparts and Facsimile. This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts. Each counterpart shall be deemed to be an original, and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

16. Bankruptcy Non-Petition. The Valuation Agent hereby covenants and agrees that it will not at any time (i) commence or institute against the Borrower or join with or facilitate any other Person in commencing or instituting against the Borrower any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, receivership, insolvency, liquidation proceedings, or other proceedings under any United States federal or state, or other jurisdiction, bankruptcy or similar law or statute now or hereafter in effect in connection with any obligations relating to this Agreement or any of the other Loan Documents or (ii) in its capacity as Valuation Agent, participate in any assignment for the benefit of creditors, compositions, or arrangements with respect to the Borrower’s debts. The provisions of this Section 16 shall survive the termination of this Agreement.

17. Limited Recourse. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Borrower under this Agreement are solely the obligations of the Borrower and not of any direct or indirect owner, director, shareholder, member, partner or officer of the Borrower and shall be payable solely to the extent of funds received by and available to the Borrower in accordance with Section 2.07 of the Loan Agreement. No recourse shall be had for the payment of any amount owing in respect of any obligation of, or claim against, the Borrower arising out of or based upon this Agreement against any Limited Partner, General Partner, Private Vehicle or any advisor or Subadvisor of the Borrower and, except as specifically provided herein, no recourse shall be had for the payment of any amount owing in respect of any obligation of, or claim against, the Borrower arising out of or based upon this Agreement against the Valuation Agent or any Affiliate thereof; provided, however, that the foregoing shall not relieve any Person from any liability such Person would otherwise have as a result of its own acts or omissions that constitute willful misconduct, bad faith or fraud. The provisions of this Section 17 shall survive the termination or expiration of this Agreement and the Loan Agreement.

18. Third Party Beneficiaries. The parties hereto agree that the Agents and the Lender are the only express third party beneficiaries of this Agreement.

19. Access to Books and Records. The Valuation Agent shall permit the Borrower, any representatives designated by the Administrative Agent, the Collateral Agent or the Lender, including SIGTARP, the GAO and their respective advisors and representatives, (a) upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from the Records (as defined below) and will cause its personnel to assist in any such inspections, examinations and extractions of such Records and (b) at reasonable times, as often as reasonably requested and during normal business hours, to meet with it to discuss matters that fall within the scope of this engagement.

20. Maintenance of Books and Records. During the term of this Agreement, the Valuation Agent shall keep and retain and make easily accessible all information, materials and records in whatever format (collectively, “Records”) which it has or which come into its possession in connection with the services provided under this Agreement, in each case to the extent consistent with the Valuation Agent’s internal records and maintenance and records retention policy; provided that prior to any destruction of any Records by the Valuation Agent in accordance with such policy, the Valuation Agent shall notify the Borrower and the Agents and provide the Borrower with an opportunity to take possession of such Records from the Valuation Agent. Upon the termination of this Agreement or its services hereunder, the Valuation Agent and the Borrower shall, in good faith, agree on the timing and mechanism for transferring all Records to the Borrower; provided that the Valuation Agent shall retain all Records until the earlier of (a) the three-year anniversary of the termination of the Partnership and (b) the termination of its services hereunder and transfer of all Records to a successor Valuation Agent. In transferring such Records, the Valuation Agent shall provide a certificate of a Responsible Officer certifying (a) as to whether it has kept and retained the Records in accordance with the requirements set forth herein and (b) that the Records being transferred represent all of the Records that have not been previously delivered or destroyed in compliance with this Section 20. Notwithstanding the foregoing, the Valuation Agent may make and retain copies of Records to satisfy existing internal audit, compliance or record retention requirements; provided that such certificate includes information as to the copies of Records that it is retaining.

21. Confidentiality.

The Valuation Agent agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, accountants and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be required to keep such Information confidential), (b) in response to any order, subpoena or other form of legal process issued by any court, administrative, legislative, regulatory or governmental body purporting to have jurisdiction over it (including any self-regulatory authority) or otherwise required by any applicable law or regulation; provided that prior to any disclosure of such information, the Valuation Agent shall notify the Borrower, the Administrative Agent, the Collateral Agent, the Custodian, the Collateral Administrator and the Lender unless prohibited by any Requirement of Law from doing so, of any proposed disclosure as far in advance of such disclosure as practicable so that such applicable party may seek a protective order or other appropriate remedy and upon such applicable party’s request, the Valuation Agent shall take all reasonable actions to ensure that any information disclosed shall be accorded confidential treatment, (c) to any other party hereto, (d) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 21, to any actual or prospective counterparty (or its advisors) to any derivative transaction relating to the Borrower and its Obligations, (f) with the written consent of the Borrower or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 21 or (ii) becomes available to the Valuation Agent or any of its Affiliates on a non-confidential basis from a source other than the Borrower, the Lender or otherwise pursuant to the transactions contemplated hereunder. UST intends, subject to applicable law, regulation or governmental order, to hold confidential all confidential information provided to it by or on behalf of any member of the General Partner Group.

For purposes of this Section 21, “Information” means all information (including any financial models (and any assumptions and inputs underlying such models), any non-publicly available information in respect of any Portfolio Investments (including holdings, CUSIP numbers and market prices thereof) and any information provided in connection with the Valuation Process) received from the General Partner, the Collateral Administrator, the Administrative Agent, the Collateral Agent, the Custodian, the Lender, the Subadvisors, the Borrower or any of its Subsidiaries or any of their respective Affiliates relating to the Borrower or any of its Subsidiaries or any of their respective Affiliates or any of their respective businesses, other than any such information that is available to the Valuation Agent on a non-confidential basis prior to disclosure by the Borrower; provided, that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 21 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the day first above written.

THE BANK OF NEW YORK MELLON, as Valuation Agent

By:
Name:
Title:

[ ], as Borrower

By:
Name:
Title:

Exhibit A

VALUATION PROCESS

[See attached]

EXHIBIT H

FORM OF COLLATERAL ADMINISTRATION AGREEMENT

[See attached]